                      [LETTERHEAD OF DORSEY & WHITNEY LLP]





                                                                     EXHIBIT 8.1




Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN 55102-1639

    Re:  Federal Income Tax Consequences of Manufactured
         Housing Contract Pass-Through Certificates

Ladies and Gentlemen:

         We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (File No. 333-49933 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to $3,000,000,000 of Manufactured Housing Contract Pass-Through Certificates (the "Certificates") to be issued from time to time in series under separate Pooling and Servicing Agreements, and the preparation of a Prospectus Supplement dated July 22, 1998, and the related Prospectus dated July 22, 1998 (together, the "Prospectus") relating to the offer and sale by the Company of $800,000,000 (approximate) aggregate principal amount of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Series 1998-6 (the "Certificates"), to be issued under a Pooling and Servicing Agreement, dated as of July1, 1998 (the "Pooling and Servicing Agreement") between the Company and U.S. Bank National Association, as Trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings assigned thereto in the Pooling and Servicing Agreement.

         You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Prospectus and the Pooling and Servicing Agreement.

         Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that proper elections to be taxed as two separate real estate mortgage investment conduits ("REMICs") under the Internal

Green Tree Financial Corporation
August 13, 1998
Page 2



Revenue Code of 1986, as amended (the "Code") are made in accordance with the Pooling and Servicing Agreement and the Code and that the Certificates will be issued as described in the Prospectus.

         Based upon the foregoing, as of the date hereof it is our opinion that the Trust created pursuant to the Pooling and Servicing Agreement will qualify as two separate REMICs under the Code and under the REMIC Regulations, and that the ClassA Certificates, ClassM-1 Certificates, Class M-2 Certificates, ClassB and ClassB-3I Certificates will evidence ownership of the "regular interests" in the Master REMIC, the Uncertificated Subsidiary Interests will evidence ownership of the "regular interests" in the Subsidiary REMIC, and the ClassC Subsidiary Certificates and the Class C Master Certificates will evidence ownership of the single class of "residual interests" in each of the Subsidiary REMIC and the Master REMIC, respectively.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated: August 13, 1998

                                             Very truly yours,

                                             /s/ DORSEY & WHITNEY LLP


CFS